UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No.     )*

Horizon Pharma, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

44047T109

(CUSIP Number)

Robert Yin
Sutter Hill Ventures
755 Page Mill Rd., Suite #A-200
Palo Alto, CA  94304
650-493-5600

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

July 25, 2012

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44047T109

1.	Names of Reporting Persons Sutter Hill Ventures, A California Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,736,160*

	8.	Shared Voting Power 0

	9.	Sole Dispositive Power 1,736,160*

	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,736,160

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 5.1%

14.	Type of Reporting Person (See Instructions) PN

* See Note 1 on Appendix 1.

CUSIP No. 44047T109

1.	Names of Reporting Persons David L. Anderson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 99,073*

	8.	Shared Voting Power 1,736,160**

	9.	Sole Dispositive Power 99,073*

	10.	Shared Dispositive Power 1,736,160**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,835,233

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 5.4%

14.	Type of Reporting Person (See Instructions) IN

* See Note 3 on Appendix 1.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership.  See Appendix 1.

CUSIP No. 44047T109

1.	Names of Reporting Persons G. Leonard Baker, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 147,955*

	8.	Shared Voting Power 1,736,160**

	9.	Sole Dispositive Power 147,955*

	10.	Shared Dispositive Power 1,736,160**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,884,115

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 5.6%

14.	Type of Reporting Person (See Instructions) IN

* See Note 4 on Appendix 1.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership.  See Appendix 1.

CUSIP No. 44047T109

1.	Names of Reporting Persons William H. Younger, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 167,935*

	8.	Shared Voting Power 1,736,160**

	9.	Sole Dispositive Power 167,935*

	10.	Shared Dispositive Power 1,736,160**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,904,095

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 5.6%

14.	Type of Reporting Person (See Instructions) IN

* See Note 5 on Appendix 1.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership.  See Appendix 1.

CUSIP No. 44047T109

1.	Names of Reporting Persons Tench Coxe

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 321,657*

	8.	Shared Voting Power 1,736,160**

	9.	Sole Dispositive Power 321,657*

	10.	Shared Dispositive Power 1,736,160**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,057,817

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 6.1%

14.	Type of Reporting Person (See Instructions) IN

* See Note 6 on Appendix 1.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership.  See Appendix 1.

CUSIP No. 44047T109

1.	Names of Reporting Persons James C. Gaither

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 28,625*

	8.	Shared Voting Power 1,736,160**

	9.	Sole Dispositive Power 28,625*

	10.	Shared Dispositive Power 1,736,160**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,764,785

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 5.2%

14.	Type of Reporting Person (See Instructions) IN

* See Note 7 on Appendix 1.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership.  See Appendix 1.

CUSIP No. 44047T109

1.	Names of Reporting Persons James N. White

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 46,114*

	8.	Shared Voting Power 1,736,160**

	9.	Sole Dispositive Power 46,114*

	10.	Shared Dispositive Power 1,736,160**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,782,274

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 5.3%

14.	Type of Reporting Person (See Instructions) IN

* See Note 8 on Appendix 1.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership.  See Appendix 1.

CUSIP No. 44047T109

1.	Names of Reporting Persons Jeffrey W. Bird

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 92,863*

	8.	Shared Voting Power 1,736,160**

	9.	Sole Dispositive Power 92,863*

	10.	Shared Dispositive Power 1,736,160**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,829,023

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 5.4%

14.	Type of Reporting Person (See Instructions) IN

* See Note 9 on Appendix 1.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership.  See Appendix 1.

CUSIP No. 44047T109

1.	Names of Reporting Persons David E. Sweet

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 19,475*

	8.	Shared Voting Power 1,736,160**

	9.	Sole Dispositive Power 19,475*

	10.	Shared Dispositive Power 1,736,160**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,755,635

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 5.2%

14.	Type of Reporting Person (See Instructions) IN

* See Note 10 on Appendix 1.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership.  See Appendix 1.

CUSIP No. 44047T109

1.	Names of Reporting Persons Andrew T. Sheehan

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 4,386*

	8.	Shared Voting Power 1,736,160**

	9.	Sole Dispositive Power 4,386*

	10.	Shared Dispositive Power 1,736,160**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,740,546

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 5.1%

14.	Type of Reporting Person (See Instructions) IN

* See Note 11 on Appendix 1.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership.  See Appendix 1.

CUSIP No. 44047T109

1.	Names of Reporting Persons Michael L. Speiser

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Source of Funds (See Instructions) PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,996*

	8.	Shared Voting Power 1,736,160**

	9.	Sole Dispositive Power 2,996*

	10.	Shared Dispositive Power 1,736,160**

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,739,156

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 5.1%

14.	Type of Reporting Person (See Instructions) IN

* See Note 12 on Appendix 1.

** Includes shares owned by Sutter Hill Ventures, A California Limited Partnership.  See Appendix 1.

Item 1.	Security and Issuer

The class of equity to which this Schedule 13D (this “Schedule”) relates is the common stock, $0.01 par value per share (the “Common Stock”) of Horizon Pharma, Inc., a Delaware corporation (the “Issuer”), which has its principal place of business at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.

Item 2.	Identity and Background

(a)     This Schedule is filed by Sutter Hill Ventures, A California Limited Partnership (“Sutter Hill”),  David L. Anderson, G. Leonard Baker, Jr., William H. Younger, Jr., Tench Coxe, James C. Gaither, James N. White, Jeffrey W. Bird, David E. Sweet, Andrew T. Sheehan and Michael L. Speiser (collectively, the “Reporting Persons”).

(b)     The business address for each of the Reporting Persons is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.

(c)     Sutter Hill’s principal business is venture capital investing.  The other Reporting Persons present principal occupation or employment is serving as a managing director of a venture capital fund. The principal business address of the organization in which such employment is conducted is 755 Page Mill Rd., Suite #A-200, Palo Alto, CA 94304.

(d)     and (e)  None of the Reporting Persons have, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Reporting Persons have during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)      Sutter Hill is a California limited partnership.  Each of the other Reporting Persons is a U.S. citizen.

Item 3.	Source and Amount of Funds or Other Consideration

On March 2, 2012, the Reporting Persons purchased an aggregate of 999,342 shares of Common Stock and warrants (“Warrants”) to purchase an aggregate of 249,835 additional shares of Common Stock in a privately offering transaction.  The source of funds used by Sutter Hill to acquire such securities was contributions from its partners.  The source of funds used by the other Reporting Persons to acquire such securities was their personal finances.  The Shares and Warrants purchased on March 2, 2012, by Reporting Person, are set forth below:

Reporting Person	Shares of Common Stock Purchased	Shares Underlying Warrants Purchased
Sutter Hill	645,820	161,455
David L. Anderson	36,820	9,205
G. Leonard Baker, Jr.	54,978	13,745
William H. Younger, Jr.	68,056	17,013
Tench Coxe	119,491	29,872
James C. Gaither	12,654	3,164
James N. White	17,087	4,272
Jeffrey W. Bird	34,473	8,618
David E. Sweet	7,235	1,809
Andrew T. Sheehan	1,621	405
Michael L. Speiser	1,107	277

Item 4.	Purpose of Transaction

The Common Stock and Warrants beneficially owned by the Reporting Persons were acquired and are held for investment purposes.

The Reporting Persons may also pursue other alternatives available in order to maximize the value of their respective investments in the Issuer. Such alternatives could include, without limitation: (a) the purchase of additional Common Stock in the open market, in privately negotiated transactions, upon exercise of warrants currently held, or otherwise, (b) the sale of all or a portion of the Common Stock now owned or hereafter acquired, including upon exercise of warrants currently held, by them, (c) purchase of additional warrants, in privately negotiated transactions or otherwise, or (d) the sale of all or a portion of the warrants now owned or hereafter acquired by them.

Other than as set forth above in this Item 4, the Reporting Persons have no other existing plan or proposal which relates to or would result in any of the matters enumerated in clauses (a) through (j), inclusive, of Item 4 of Schedule 13D.

Item 5.	Interest in Securities of the Issuer

(a) — (b) The responses to Nos. 7 — 13 of the several cover pages of the Schedule are incorporated herein by reference. Additionally, the information included in Appendix 1 hereto is also incorporated herein by reference.

(c) Effective July 25, 2012, Sutter Hill made a pro rata distribution in kind of an aggregate of 54,891 shares of Common Stock and Warrants to purchase an aggregate of 2,174 shares of Common Stock for no additional consideration pursuant to the terms of its limited partnership agreement.  These distributions were received by each of the other Reporting Persons as follows:

Reporting Person	Shares of Common Stock Received in Distribution	Shares Underlying Warrants Received in Distribution
David L. Anderson	1,180	47
G. Leonard Baker, Jr.	3,500	140
William H. Younger, Jr.	3,615	143
Tench Coxe	14,857	588
James C. Gaither	2,260	89
James N. White	12,762	505
Jeffrey W. Bird	11,721	464
David E. Sweet	1,175	47
Andrew T. Sheehan	2,271	89
Michael L. Speiser	1,550	62

Except as set forth above, none of the Reporting Persons have effected any transactions in the Common Stock in the sixty days prior to the date of the filing of this Schedule 13D.

(d) The Reporting Persons know of no other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares beneficially owned by the Reporting Persons.

(e) Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

The Reporting Persons collectively beneficially own Warrants to purchase an aggregate of 249,835 shares of Common Stock at a purchase price of $4.308 per share.  The Warrants expire on March 2, 2017 and are exercisable at any time prior to expiration.  The foregoing description is qualified in its entirety by reference to the full text of the Warrants, the form of which is filed as Exhibit B hereto and incorporated by reference herein.

Other than as described in this Item 6 and in Items 3, 4 and 5, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any person with respect to any securities of the Issuer, including, but not limited to, the transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies or any pledge or contingency, the occurrence of which would give another person voting or investment power of the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits
A. Powers of Attorney dated July 25, 2012. B. Form of Warrant (incorporated by reference to Exhibit 4.1 to the Issuer’s Current Report on Form 8-K, filed on March 1, 2012).

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 1, 2012	SUTTER HILL VENTURES, A CALIFORNIA LIMITED PARTNERSHIP
Date

	By:	/s/ Robert Yin
Robert Yin, Attorney-in-Fact for Jeffrey W. Bird, Managing Director of the General Partner

	By:	/s/ Robert Yin
Robert Yin, Attorney-in-Fact for David L. Anderson

	By:	/s/ Robert Yin
Robert Yin, Attorney-in-Fact for G. Leonard Baker, Jr.

	By:	/s/ Robert Yin
Robert Yin, Attorney-in-Fact for William H. Younger, Jr.

	By:	/s/ Robert Yin
Robert Yin, Attorney-in-Fact for Tench Coxe

	By:	/s/ Robert Yin
Robert Yin, Attorney-in-Fact for James C. Gaither

	By:	/s/ Robert Yin
Robert Yin, Attorney-in-Fact for James N. White

	By:	/s/ Robert Yin
Robert Yin, Attorney-in-Fact for Jeffrey W. Bird

	By:	/s/ Robert Yin
Robert Yin, Attorney-in-Fact for David E. Sweet

	By:	/s/ Robert Yin
Robert Yin, Attorney-in-Fact for Andrew T. Sheehan

	By:	/s/ Robert Yin
Robert Yin, Attorney-in-Fact for Michael L. Speiser

APPENDIX 1 TO SCHEDULE 13D — HORIZON PHARMA, INC.

	Aggregate Number of
	Shares Beneficially Owned				% of
Name of Reporting Person	Individual		Aggregate		Total Shares

Sutter Hill Ventures, A California Limited Partnership	1,736,160	Note 1			5.1%

David L. Anderson	99,073	Note 3			0.3%
			1,835,233	Note 2	5.4%

G. Leonard Baker, Jr.	147,955	Note 4			0.4%
			1,884,115	Note 2	5.6%

William H. Younger, Jr.	167,935	Note 5			0.5%
			1,904,095	Note 2	5.6%

Tench Coxe	321,657	Note 6			1.0%
			2,057,817	Note 2	6.1%

James C. Gaither	28,625	Note 7			0.1%
			1,764,785	Note 2	5.2%

James N. White	46,114	Note 8			0.1%
			1,782,274	Note 2	5.3%

Jeffrey W. Bird	92,863	Note 9			0.3%
			1,829,023	Note 2	5.4%

David E. Sweet	19,475	Note 10			0.1%
			1,755,635	Note 2	5.2%

Andrew T. Sheehan	4,386	Note 11			0.0%
			1,740,546	Note 2	5.1%

Michael L. Speiser	2,996	Note 12			0.0%
			1,739,156	Note 2	5.1%

All warrants mentioned below are exercisable within 60 days after 7/25/12.

Note 1:  Includes 185,802 shares of common stock issuable upon exercise of warrants.

Note 2: Includes individual shares (and shares of common stock issuable upon exercise of warrants) plus all shares (and shares of common stock issuable upon exercise of warrants) held by Sutter Hill Ventures, A California Limited Partnership of which the reporting person is a Managing Director of the General Partner.  The reporting person disclaims beneficial ownership of the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 3:  Comprised of 26,324 shares (including 605 shares of common stock issuable upon exercise of warrants) held in The Anderson Living Trust of which the reporting person is the trustee, 55,249 shares (including 6,577 shares of common stock issuable upon exercise of warrants) held by Anvest, L.P. of which the reporting person is the trustee of a trust which is the General Partner and 17,500 shares (including 3,500 shares of common stock issuable upon exercise of a warrant) held by Starfish Holdings, LP of which the reporting person is the trustee of a trust which is the General Partner.  The reporting person disclaims beneficial ownership of the living trust’s and the partnerships’ shares except as to the reporting person’s pecuniary interest therein.

Note 4:  Comprised of 30,020 shares (including 1,272 shares of common stock issuable upon exercise of warrants) held in The Baker Revocable Trust of which the reporting person is a trustee, 15,385 shares held by a Roth IRA for the benefit of the reporting person and 102,550 shares (including 14,703 shares of common stock issuable upon exercise of warrants) held by Saunders Holdings, L.P. of which the reporting person is a trustee of a trust which is the General Partner. The reporting person disclaims beneficial ownership of the revocable trust’s and the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 5: Comprised of 33,012 shares (including 2,358 shares of common stock issuable upon exercise of warrants) held in The William H. Younger, Jr. Revocable Trust of which the reporting person is the trustee, 30,590 shares held by a retirement trust for the benefit of the reporting person and 104,333 shares (including 17,013 shares of common stock issuable upon exercise of a warrant) held by Yovest, L.P. of which the reporting person is the trustee of a trust which is the General Partner.  The reporting person disclaims beneficial ownership of the revocable trust’s and the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 6: Comprised of 191,017 shares (including 19,935 shares of common stock issuable upon exercise of warrants) held in The Coxe Revocable Trust of which the reporting person is a trustee, 118,481 shares (including 14,872 shares of common stock issuable upon exercise of a warrant) held by a retirement trust for the benefit of the reporting person and 12,159 shares held by Rooster Partners, L.P. of which the reporting person is a trustee of a trust which is the General Partner.  The reporting person disclaims beneficial ownership of the revocable trust’s and the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 7: Comprised of 874 shares held in the individual name, 14,722 shares held in The Gaither Revocable Trust of which the reporting person is the trustee (including 1,753 shares of common stock issuable upon exercise of warrants) and 13,029 shares (including 1,742 shares of common stock issuable upon exercise of warrants) held by Tallack Partners, L.P. of which the reporting person is the trustee of a trust which is the General Partner.  The reporting person disclaims beneficial ownership of the revocable trust’s and the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 8: Comprised of 10,638 shares (including 2,551 shares of common stock issuable upon exercise of warrants) held in The White Revocable Trust of which the reporting person is a trustee, 11,250 shares (including 2,250 shares of common stock issuable upon exercise of a warrant) held by a retirement trust for the benefit of the reporting person, 2,353 shares (including 294 shares of common stock issuable upon exercise of warrants) held by Sierra Trust of which the reporting person is the trustee and 21,873 shares held by RoseTime Partners L.P. of which the reporting person is the trustee of a trust which is the General Partner. The reporting person disclaims beneficial ownership of the revocable trust’s, the trust’s and the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 9: Comprised of 77,863 shares (including 7,107 shares of common stock issuable upon exercise of warrants) held in the Jeffrey W. and Christina R. Bird Trust of which the reporting person is a trustee, 6,250 shares (including 1,250 shares of common stock issuable upon exercise of a warrant) held by a Roth IRA for the benefit of the reporting person and 8,750 shares (including 1,750 shares of common stock issuable upon exercise of a warrant) held by NestEgg Holdings, LP of which the reporting person is the trustee of a trust which is the General Partner.  The reporting person disclaims beneficial ownership of the trust’s and the partnership’s shares except as to the reporting person’s pecuniary interest therein.

Note 10: Comprised of 4,982 shares (including 297 shares of common stock issuable upon exercise of warrants) held in The David and Robin Sweet Living Trust of which the reporting person is a trustee, 5,449 shares held by a retirement trust for the benefit of the reporting person and 9,044 shares (including 1,809 shares of common stock issuable upon exercise of a warrant) held by a Roth IRA for the benefit of the reporting person.  The reporting person disclaims beneficial ownership of the living trust’s shares except as to the reporting person’s pecuniary interest therein.

Note 11: Comprised of 4,386 shares (including 494 shares of common stock issuable upon exercise of warrants) held in the Sheehan 2003 Trust of which the reporting person is a trustee.  The reporting person disclaims beneficial ownership of the trust’s shares except as to the reporting person’s pecuniary interest therein.

Note 12: Comprised of 1,612 shares (including 62 shares of common stock issuable upon exercise of warrants) held in the Speiser Trust Agreement of which the reporting person is a trustee and 1,384 shares (including 277 shares of common stock issuable upon exercise of a warrant) held by a retirement trust for the benefit of the reporting person.  The reporting person disclaims beneficial ownership of the trust agreement’s shares except as to the reporting person’s pecuniary interest therein.

Exhibit A

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints David E. Sweet or Robert Yin, signing individually, as the undersigned’s true and lawful attorney-in-fact and agent to:

(1)           execute for and on behalf of the undersigned, an officer, director or holder of 5% or more of a registered class of securities of any corporation (the “Company”), any Schedules 13D and/or 13G (including, without limitation, any amendments thereto) in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;

(2)           do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedule 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such Schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such schedule and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file Schedules 13D and 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Sutter Hill Management Company, L.L.C.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of July, 2012.

SUTTER HILL VENTURES, A CALIFORNIA
LIMITED PARTNERSHIP

/s/	Jeffrey W. Bird
Managing Director of the General Partner

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints David E. Sweet or Robert Yin, signing individually, as the undersigned’s true and lawful attorney-in-fact and agent to:

(1)           execute for and on behalf of the undersigned, an officer, director or holder of 5% or more of a registered class of securities of any corporation (the “Company”), any Schedules 13D and/or 13G (including, without limitation, any amendments thereto) in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;

(2)           do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedule 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such Schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such schedule and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file Schedules 13D and 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Sutter Hill Management Company, L.L.C.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of July, 2012.

/s/ David L. Anderson

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints David E. Sweet or Robert Yin, signing individually, as the undersigned’s true and lawful attorney-in-fact and agent to:

(1)           execute for and on behalf of the undersigned, an officer, director or holder of 5% or more of a registered class of securities of any corporation (the “Company”), any Schedules 13D and/or 13G (including, without limitation, any amendments thereto) in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;

(2)           do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedule 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such Schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such schedule and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file Schedules 13D and 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Sutter Hill Management Company, L.L.C.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of July, 2012.

/s/ G. Leonard Baker, Jr.

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints David E. Sweet or Robert Yin, signing individually, as the undersigned’s true and lawful attorney-in-fact and agent to:

(1)           execute for and on behalf of the undersigned, an officer, director or holder of 5% or more of a registered class of securities of any corporation (the “Company”), any Schedules 13D and/or 13G (including, without limitation, any amendments thereto) in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;

(2)           do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedule 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such Schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such schedule and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file Schedules 13D and 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Sutter Hill Management Company, L.L.C.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of July, 2012.

/s/ William H. Younger, Jr.

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints David E. Sweet or Robert Yin, signing individually, as the undersigned’s true and lawful attorney-in-fact and agent to:

(1)           execute for and on behalf of the undersigned, an officer, director or holder of 5% or more of a registered class of securities of any corporation (the “Company”), any Schedules 13D and/or 13G (including, without limitation, any amendments thereto) in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;

(2)           do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedule 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such Schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such schedule and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file Schedules 13D and 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Sutter Hill Management Company, L.L.C.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of July, 2012.

/s/ Tench Coxe

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints David E. Sweet or Robert Yin, signing individually, as the undersigned’s true and lawful attorney-in-fact and agent to:

(1)           execute for and on behalf of the undersigned, an officer, director or holder of 5% or more of a registered class of securities of any corporation (the “Company”), any Schedules 13D and/or 13G (including, without limitation, any amendments thereto) in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;

(2)           do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedule 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such Schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such schedule and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file Schedules 13D and 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Sutter Hill Management Company, L.L.C.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of July, 2012.

/s/ James C. Gaither

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints David E. Sweet or Robert Yin, signing individually, as the undersigned’s true and lawful attorney-in-fact and agent to:

(1)           execute for and on behalf of the undersigned, an officer, director or holder of 5% or more of a registered class of securities of any corporation (the “Company”), any Schedules 13D and/or 13G (including, without limitation, any amendments thereto) in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;

(2)           do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedule 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such Schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such schedule and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file Schedules 13D and 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Sutter Hill Management Company, L.L.C.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of July, 2012.

/s/ James N. White

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints David E. Sweet or Robert Yin, signing individually, as the undersigned’s true and lawful attorney-in-fact and agent to:

(1)           execute for and on behalf of the undersigned, an officer, director or holder of 5% or more of a registered class of securities of any corporation (the “Company”), any Schedules 13D and/or 13G (including, without limitation, any amendments thereto) in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;

(2)           do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedule 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such Schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such schedule and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file Schedules 13D and 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Sutter Hill Management Company, L.L.C.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of July, 2012.

/s/ Jeffrey W. Bird

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints David E. Sweet or Robert Yin, signing individually, as the undersigned’s true and lawful attorney-in-fact and agent to:

(1)           execute for and on behalf of the undersigned, an officer, director or holder of 5% or more of a registered class of securities of any corporation (the “Company”), any Schedules 13D and/or 13G (including, without limitation, any amendments thereto) in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;

(2)           do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedule 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such Schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such schedule and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file Schedules 13D and 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Sutter Hill Management Company, L.L.C.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of July, 2012.

/s/ David E. Sweet

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints David E. Sweet or Robert Yin, signing individually, as the undersigned’s true and lawful attorney-in-fact and agent to:

(1)           execute for and on behalf of the undersigned, an officer, director or holder of 5% or more of a registered class of securities of any corporation (the “Company”), any Schedules 13D and/or 13G (including, without limitation, any amendments thereto) in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;

(2)           do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedule 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such Schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such schedule and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file Schedules 13D and 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Sutter Hill Management Company, L.L.C.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of July, 2012.

/s/ Andrew T. Sheehan

POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints David E. Sweet or Robert Yin, signing individually, as the undersigned’s true and lawful attorney-in-fact and agent to:

(1)           execute for and on behalf of the undersigned, an officer, director or holder of 5% or more of a registered class of securities of any corporation (the “Company”), any Schedules 13D and/or 13G (including, without limitation, any amendments thereto) in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder;

(2)           do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such Schedule 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such Schedules or amendments with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)           take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such schedule and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file Schedules 13D and 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Sutter Hill Management Company, L.L.C.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of July, 2012.

/s/ Michael L. Speiser